Exhibit 5.1

Letterhead of Lowenstein Sandler LLP

March 12, 2014

Regado Biosciences, Inc.

120 Mountain View Boulevard

Basking Ridge, New Jersey 07920

Re: Registration Statement on Form S-8

Regado Biosciences, Inc. 2013 Equity Compensation Plan

Ladies and Gentlemen;

We have acted as special counsel to Regado Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing on the date hereof with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of 1,065,530 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to the Regado Biosciences, Inc. 2013 Equity Compensation Plan (the “Plan”).

In connection with rendering this opinion, we have examined or are familiar with the Sixth Amended and Restated Certificate of Incorporation, the Amended and Restated By-Laws of the Company, the corporate proceedings with respect to the authorization of the Registration Statement, and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the Registration Statement and the aforesaid records, certificates and documents.

We assume that the Company has sufficient unissued and unreserved shares of Common Stock (or will validly amend the Company’s Sixth Amended and Restated Certificate of Incorporation, as amended, to authorize a sufficient number of shares of Common Stock prior to the issuance thereof) and available for issuance as provided in the Registration Statement and any related amendment thereto or prospectus supplement.

Based upon such examination and review, we are of the opinion that the Shares have been duly and validly authorized and will, upon issuance and delivery as contemplated by the Plan, be legally issued, fully paid and nonassessable outstanding shares of Common Stock.

The opinion expressed herein is limited to the corporate laws of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. We assume no obligation to advise you of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.

This Firm consents to the filing of this letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that this Firm is in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

By:	/s/ Lowenstein Sandler LLP
Lowenstein Sandler LLP